EXHIBIT 99.1

National Technical Systems Sells 86 Acres of Land in Fredericksburg, VA

CALABASAS, Calif., April 28, 2010 /PRNewswire via COMTEX/ --National Technical Systems, Inc. (Nasdaq: NTSC) (NTS), a leading provider of engineering services, announced today that it has sold 86.44 acres of mostly undeveloped land in Fredericksburg, VA for $3.4 million. The purchase price, net of closing costs and fees, included cash of $2.3 million and $1 million in seller financing. The transaction closed on April 22, 2010. The seller of the Fredericksburg property was Approved Engineering Test Laboratories, Inc., a wholly-owned subsidiary of NTS.

"We are pleased to complete the sale of this property, which is land that is largely undeveloped and was not being used in our current operations," said NTS CEO William C. McGinnis. "Since we had no plans to use the property going forward, we believed the best use of the asset for the Company and its shareholders was to take advantage of the opportunity to sell it for considerably more than it was being carried on our books."

About National Technical Systems

National Technical Systems, Inc. is a leading provider of engineering and testing services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full life-cycle product integrity support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Forward Looking Statements

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, including the possibility of contract cancellations, demand for services and products, development of markets for the companies' services and products and other risks identified in the companies' SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

Contact: Allen & Caron Jill Bertotti (investors) Jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300	National Technical Systems Aaron Cohen, Vice Chairman (corporate) aaron.cohen@ntscorp.com Raffy Lorentzian, Sr. Vice President, CFO raffy.lorentzian@ntscorp.com (818) 591-0776

SOURCE National Technical Systems